UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 31, 2005

                        Commission file number: 000-16299

                                ----------------

                               ANTS SOFTWARE INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                        13-3054685
(State or other jurisdiction of             (IRS Employer Identification Number)
 Incorporation or Organization)

801 Mahler Rd, Suite G, Burlingame, CA                         94010
(Address of principal executive offices)                     (Zip Code)

                                 (650) 692-0240
              (Registrant's Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.02 Termination of a Material Definitive Agreement.

     On January 31, 2005, ANTs software inc. (the "Company") entered into an agreement with Francis K. Ruotolo pursuant to which the parties agreed to terminate that certain Separation Agreement by and between them dated January 8, 2001. A copy of the Separation Agreement is attached as Exhibit 10.4 to the Company's Form 10-KSB filed on March 22, 2001. The Company had previously agreed, under the Separation Agreement, to pay Mr. Ruotolo his salary for a period of six months following the termination of his employment in the event that either (i) Mr. Ruotolo terminated his employment for Good Cause (as defined in the Separation Agreement) or (ii) the Company terminated Mr. Ruotolo's employment without Cause (as defined in the Separation Agreement). The Company had also agreed, under such Separation Agreement, to continue to pay Mr. Ruotolo his salary for a period of 24 months in the event of a Corporate Transaction (a merger or acquisition in which it is not the surviving entity, the sale of all or substantially all of its assets, or any reverse merger in which it remains the surviving entity) where the consideration received by it was less than five dollars ($5.00) per share on a full dilution and full conversion basis and where the successor company does not offer Mr. Ruotolo a position of similar title, office and responsibilities and equal salary, to the position held and salary received by Mr. Ruotolo with the Company immediately prior to such Corporate Transaction.

     A copy of the agreement to terminate the Separation Agreement is attached hereto as Exhibit 10.1.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Francis K. Ruotolo resigned as the Company's Chief Executive Officer effective February 1, 2005. Mr. Ruotolo will remain an employee of, will remain the Chairman of the Board of, and will continue to provide services to, the Company.

     Boyd Pearce was appointed as the Chief Executive Officer and a director of the Company and resigned as the Chief Operating Officer of the Company effective February 1, 2005. Mr. Pearce is also the President of the Company.

     Prior to joining the Company in October 2004, Mr. Pearce was an Independent Consultant from October 2002 through October 2004; Chief Sales and Marketing Officer at CoVia from October 2001 through September 2002; CEO of eSOLD.com from March-September 2001; VP and General Manager USA, Hitachi Data Systems from March 1999 through February 2001. Mr. Pearce completed a Bachelor of Arts from the University of Kansas in 1967, majoring in Chemistry and Mathematics. He has also attended executive management programs at Harvard, Dartmouth and Penn State Universities.

     The letter agreement ("Letter Agreement") between the Company and Mr. Pearce provides that (i) Mr. Pearce's employment with the Company commenced on October 18, 2004 and such employment is at-will and may be terminated by Mr. Pearce or the Company at any time without notice, for any reason and for no reason, with or without cause, (ii) Mr. Pearce's annual salary is $200,000.00,
(iii) Mr. Pearce will be eligible to earn a bonus of up to an additional $100,000 contingent on his attainment of certain goals to be established by the Compensation Committee of the Board of the Company in its sole and absolute discretion, and that (iv) Mr. Pearce will receive a fully vested option to purchase up to 100,000 shares of Common Stock of the Company and an option to purchase up to 650,000 shares of Common Stock of the Company subject to vesting. The Letter Agreement further provides that in the event the Board and the shareholders of the Company approve an increase in the number of shares reserved under the Company's 2000 Stock Option Plan, and subject to Board approval and regulatory approval, the Company will also grant Mr. Pearce, in the event Mr. Pearce is still employed by the Company, an option to purchase up to 750,000 shares of Common Stock of the Company. A copy of the Letter Agreement is attached as Exhibit 10.1 to the Form 8-K filed on October 20, 2004. On October 29, 2004, the Company and Mr. Pearce entered into a Salary Agreement pursuant to which Mr. Pearce's salary was reduced, effective October 16, 2004, to $100,000 per year. A copy of such Salary Agreement is attached as Exhibit 10.2 to the Form 8-K filed on November 1, 2004. On January 13, 2005, the Company and Mr. Pearce entered into an Amendment Agreement to such Salary Agreement pursuant to which Mr. Pearce's salary was increased, effective January 1, 2005, to $150,000 per year. A copy of such Amendment Agreement is attached as Exhibit 10.2 to the Form 8-K filed on January 19, 2005. Under both the October 29, 2004 Salary Agreement and the January 13, 2005 Amendment Agreement, the Company agreed to pay Mr. Pearce a bonus equal to the amount of his reduced salary, contingent on the achievement of certain milestones by February 1, 2005, which milestones have not been met and which bonus has not been paid as of the date of this filing.

ITEM 8.01 Other Events - Shareholder Letter

     On January 31, 2005, the Company released a letter from Francis K. Ruotolo, the Company's Chief Executive Officer and Chairman, to shareholders. The letter is attached hereto as Exhbit 99.2.

ITEM 9.01 Financial Statement and Exhibits.

(c)  Exhibits

     10.1 Agreement to Terminate Separation Agreement by and between the Company and Francis K. Ruotolo.
     99.1 Press Release dated January 31, 2005.
     99.2 Shareholder letter dated January 31, 2005.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ANTs software inc.


Date: January 31, 2005              By: /s/ Kenneth Ruotolo
                                        ----------------------------------------
                                        Kenneth Ruotolo, Chief Financial Officer